Exhibit 99.1

Contact:

Name: John Moreira or John Gavin

Phone: (781) 441-8338

For Immediate Release                                                                                October 22, 2009

NSTAR Reports Third Quarter Results for 2009

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $87.6 million, or $0.82 per common share, for the third quarter of 2009, compared to $85.8 million, or $0.80 per share reported for the same period in 2008.

Chairman, President and Chief Executive Officer Thomas J. May said, “We remain on track for another good year for our customers and shareholders.  This is a tremendous accomplishment given the current economic challenges.  We have been very successful in our efforts to reduce costs across the company while maintaining our service quality performance at very high levels.”

May added, “Helping our customers to reduce their monthly energy bills is also something that we’re very focused on.  We teamed with other parties in Massachusetts to develop a state-wide comprehensive three-year $1.1 billion conservation and energy efficiency plan aimed at tripling the number of customers who take advantage of the programs and incentives that we offer to reduce energy use.  The plan, which has broad-based support, was filed for regulatory approval earlier this month.”

Earnings per share for the third quarter of 2009 increased by 2 cents or about 3%.  Factors that contributed to this positive performance for the quarter were an increase in transmission revenues as a result of increased investment base, an increase in distribution revenues due to a performance-based rate adjustment and a decline in operations and maintenance costs. The impact of these factors was partially offset by increases in depreciation expense and property taxes and a decline in electric sales.

Electric sales declined by 3.5% for the quarter as a result of an unseasonably mild summer this year. Cooling degree days for Boston in the third quarter were 11% below last year and 14% below normal.

The Company is maintaining its earnings guidance of between $2.33 and $2.43 per share for 2009.

Third Quarter Conference Call

NSTAR is holding a conference call to discuss its third quarter 2009 financial results on Friday, October 23, 2009 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

-more-

Comparative unaudited results for the three, nine and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended September 30:		2009		2008	% Change
Operating revenues		$771,475		$892,208	(13.5)%
Net income		$87,638		$85,820	2.1%
Earnings per basic and diluted share		$0.82		$0.80	2.5%
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		106,981		107,038	(0.1)%
Dividends paid per common share		$0.375		$0.35	7.1%
Nine months ended September 30:		2009		2008	% Change
Operating revenues		$2,426,789		$2,531,504	(4.1)%
Net income		$205,608		$195,425	5.2%
Earnings per share: Basic		$1.93		$1.83	5.5%
Diluted		$1.92		$1.83	4.9%
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		106,987		107,030	-%
Dividends paid per common share		$1.125		$1.05	7.1%
Twelve months ended September 30:		2009		2008	% Change
Operating revenues		$3,240,672		$3,278,856	(1.2)%
Net income		$247,730		$234,822	5.5%
Earnings per share:
Basic Diluted	$ $	2.32 2.32	$ $	2.20 2.19	5.5 5.9	% %
Weighted average number of shares:
Basic		106,808		106,808	-%
Diluted		107,000		107,055	(0.1)%
Dividends paid per common share		$1.475		$1.375	7.3%

More detailed financial information will be provided in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2009.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.2 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR is also engaged in unregulated business operations.  For more information, go to www.nstar.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

-more-

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in and compliance with environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors in addition to those listed here could also adversely affect NSTAR.

-end-